Exhibit 10.35

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.	Execution Copy

RESEARCH AND EXCLUSIVE OPTION AGREEMENT

This RESEARCH AND EXCLUSIVE OPTION AGREEMENT (this “Agreement”) is entered into as of November 10, 2014 (the “Effective Date”) by and between OPHTHOTECH CORPORATION, a Delaware corporation with its principal offices at One Penn Plaza, 19th Floor, New York, New York 10119 (“Ophthotech”), and AVEO PHARMACEUTICALS, INC., a Delaware corporation with its principal offices at 650 East Kendall Street, Cambridge, Massachusetts 02142 (“AVEO”). AVEO and Ophthotech may be referred to herein each, individually, as a “Party” or, collectively, as the “Parties.”

RECITALS

WHEREAS, AVEO and KHK (as defined herein) have previously entered into the KHK Agreement (as defined herein) under which they have collaborated in the development, manufacture and commercialization of products incorporating the proprietary compound known as tivozanib for the treatment of cancer, with AVEO holding the rights to develop and commercialize such products outside of Asia;

WHEREAS, Ophthotech is engaged in the discovery, development and commercialization of pharmaceutical products for the treatment of wet age-related macular degeneration (“AMD”) and other diseases of the eye;

WHEREAS, tivozanib is a vascular endothelial growth factor (“VEGF”) receptor inhibitor, and VEGF receptor inhibitors are believed to have therapeutic utility in patients with AMD;

WHEREAS, Ophthotech is interested in exploring whether a product incorporating tivozanib, alone or in combination with other therapeutic agents, may have therapeutic utility in patients with AMD, and AVEO is willing to permit Ophthotech to conduct such exploration subject to the terms and conditions of this Agreement; and

WHEREAS, Ophthotech is interested in obtaining an exclusive option to obtain from AVEO the exclusive right and license to develop and commercialize products incorporating tivozanib in the Field (as defined herein) outside of Asia, and AVEO is willing to grant such option, rights and licenses to Ophthotech, while retaining all rights outside of the Field, all as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and obligations set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The initially capitalized terms below in this Article have the following meanings as used throughout this Agreement. Derivative forms of these defined terms shall be interpreted accordingly.

1.1 “Affiliate” means, with respect to a Party, any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For this purpose, “control” means the ownership of fifty percent (50%) or more of the voting securities entitled to elect the directors or management of the entity, or the actual power to elect or direct the management or policies of the entity, whether by law, contract or otherwise.

1.2 “AMD” has the meaning set forth in the recitals.

1.3 “AVEO Indemnitees” has the meaning set forth in Section 8.1(a).

1.4 “AVEO Materials” means tivozanib hydrochloride drug substance in the quantities set forth in Section 2.1 and such additional quantities of such materials as AVEO may provide pursuant to Section 2.1.

1.5 “cGMP” means all applicable requirements detailed in the FDA’s current Good Manufacturing Practices regulations, 21 CFR Parts 210 and 211, and The Rules Governing Medicinal Products in the European Community, Volume IV, Good Manufacturing Practice for Medicinal Products, as each may be amended from time to time.

1.6 “Clinical Efficacy Milestone” means, [**].

1.7 “Clinical Efficacy Milestone Payment Trigger Date” means the earlier to occur of: (a) December 31, 2016 and (b) the later to occur of (i) the achievement of the Clinical Efficacy Milestone and (ii) the earlier of (A) the date twelve (12) months after the Parties’ agreement as to the form and substance of the KHK Agreement Amendment pursuant to Section 2.5 or (B) the date ninety (90) days after AVEO enters into the KHK Agreement Amendment pursuant to Section 2.5.

1.8 “Commercially Reasonable Efforts” means a level of effort, expertise and resources that is consistent with the level of effort, expertise and resources that a biopharmaceutical company of size and resources comparable to those of Ophthotech would generally devote to conduct research relating to a product of similar market potential, profit potential and strategic value at a similar stage of development, based on conditions then prevailing, including issues of safety and efficacy, product profile, the competitiveness of alternative products in the marketplace, the likely timing of the product’s entry into relevant markets, the patent and other proprietary position of the product, the cost and likelihood of obtaining regulatory approval and other relevant scientific, technical and commercial factors.

1.9 “Compound” means 1-[2-chloro-4-(6,7-dimethoxyquinolin-4-yl)oxyphenyl]-3-(5-methyl-1,2-oxazol-3-yl)urea, otherwise known as tivozanib.

1.10 “Confidential Information” means all information received by either Party from the other Party or disclosed by either Party to the other Party pursuant to this Agreement, in each case, which information is disclosed under circumstances reasonably indicating that it is confidential. As between the Parties, the KHK Agreement is the Confidential Information of

AVEO. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(a) is publicly disclosed and made generally available to the public by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party, without obligation to keep it confidential, prior to the date of disclosure by the disclosing Party;

(c) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality;

(d) has been publicly disclosed or made generally available to the public other than through any act or omission of the receiving Party in breach of this Agreement; or

(e) has been independently developed by the receiving Party without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

1.11 “Control” means, with respect to any Know-How, Patent or other intellectual property right, possession by a Party, directly or through an Affiliate controlled by such Party (whether by ownership or license (other than pursuant to this Agreement)) of the ability to grant a license or sublicense as provided for herein without violating the terms of any pre-existing written agreement with any Third Party.

1.12 “Debtor” has the meaning set forth in Section 11.3.

1.13 “Dispute” has the meaning set forth in Section 10.1.

1.14 “Dollar” or “$” means United States Dollars.

1.15 “Excluded Territory” means all the following countries, and their respective territories and possessions: Afghanistan, Bahrain, Bangladesh, Bhutan, Brunei, Cambodia, India, Indonesia, Iran, Iraq, Israel, Japan, Jordan, Kuwait, Laos, Lebanon, Malaysia, Maldives, Mongolia, Myanmar, Nepal, North Korea, Oman, Pakistan, People’s Republic of China (including Hong Kong and Macao), Philippines, Qatar, Saudi Arabia, Singapore, South Korea, Sri Lanka, Syria, Taiwan, Thailand, Timor-Leste, Turkey, United Arab Emirates, Vietnam and Yemen.

1.16 “FDA” means the U.S. Food and Drug Administration or any successor entity.

1.17 “Field” means the diagnosis, prevention, and treatment of any and all non-oncologic diseases or conditions of the eye in humans.

1.18 “Force Majeure” has the meaning set forth in Section 11.3.

1.19 “IND” means an Investigational New Drug application (as defined in the U.S. Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder (21 C.F.R. §312) in the United States or a comparable filing in any other jurisdiction (i.e., a filing with a regulatory authority that must be made prior to commencing clinical testing in humans)), in each case with respect to the Compound in the Field.

1.20 “Invention” means any and all patentable inventions first conceived or reduced to practice by or on behalf of Ophthotech or any of its Affiliates or permitted sublicensees in the course of Option Period Research.

1.21 “KHK” means Kyowa Hakko Kirin Co., Ltd., a Japanese corporation with its principal offices at 1-6-1, Ohtemachi, Chiyoda-ku, Tokyo, 100-8185, Japan.

1.22 “KHK Agreement” means that certain License Agreement entered into as of December 21, 2006 by and between AVEO and KHK, as amended from time to time.

1.23 “KHK Agreement Amendment” means an amendment of the KHK Agreement focusing on the matters set forth in Exhibit B, in form and substance as mutually agreed by the Parties on or before the date six (6) months after the Effective Date.

1.24 “KHK Indemnitees” has the meaning set forth in Section 8.1(b).

1.25 “Know-How” means (i) all information, techniques, data, inventions, practices, methods, processes, knowledge, know-how, skill, experience, technical data, test results (including pharmacological, toxicological, clinical, analytical and quality control data, regulatory submissions, correspondence and communications, and marketing, distribution, pricing, cost, manufacturing, patent and legal data or descriptions), and (ii) compositions of matter, assays and other materials.

1.26 “License Agreement” means the license agreement that the Parties would enter into upon Ophthotech’s exercise of the Option. As of the Effective Date, an outline of the terms of such License Agreement is attached hereto as Exhibit C. Pursuant to Section 2.6 hereof, the Parties shall negotiate in good faith the form and substance of the License Agreement during the Option Period, and upon agreement as to the definitive form of such License Agreement, the outline of terms set forth in Exhibit C will be replaced with such definitive form of License Agreement.

1.27 “Licensed Know-How” means all Know-How that is Controlled by AVEO during the Option Period and relates to the Compound or any product containing the Compound, or method of using (including methods of administration) or testing any of the foregoing (or any article necessary or useful to practice any such method), but excluding any Know-How in-licensed by AVEO after the Effective Date for which AVEO would owe a Third Party consideration if AVEO grants rights thereunder to Ophthotech.

1.28 “Licensed Patents” means Patents Controlled by AVEO during the Option Period that claim or otherwise cover the Compound or any product containing the Compound, or method of making, using (including methods of administration) or testing of any of the foregoing any such method), but excluding any Patent in-licensed by AVEO after the Effective Date for which AVEO would owe a Third Party consideration if AVEO grants rights thereunder to Ophthotech.

1.29 “Licensed Technology” means both Licensed Patents and Licensed Know-How.

1.30 “Losses” has the meaning set forth in Section 8.1(a).

1.31 “Dispute” has the meaning set forth in Section 10.1.

1.32 “M&A Event” has the meaning set forth in Section 11.8.

1.33 “Ophthotech Third-Party Claim” has the meaning set forth in Section 8.2(c).

1.34 “Option” has the meaning set forth in Section 3.1.

1.35 “Option Exercise Date” has the meaning set forth in Section 3.3.

1.36 “Option Period” means the period commencing on the Effective Date and ending on the latest of (a) the date twelve (12) months after the achievement of the Clinical Efficacy Milestone, (b) the date ninety (90) days after the Clinical Efficacy Milestone Payment Trigger Date and (c) the date thirty (30) days after the Parties’ agreement as to a definitive form of License Agreement.

1.37 “Option Period Research” means the research and development activities in the Field described in Exhibit D (including, without limitation, pre-clinical studies, IND filing and performance of the POC Study, and, for the avoidance of doubt, including pre-clinical animal studies notwithstanding the human limitation in the Field definition) to be conducted by Ophthotech during the Option Period, as such activities may be modified pursuant to Section 2.2; provided that such activities shall not include the human clinical development of an oral formulation of the Compound, or a product containing the Compound, unless otherwise mutually agreed to by the Parties.

1.38 “Option Period Research Territory” means all countries in the world, other than those of the Excluded Territory, together with the territories and possessions of such countries that are not part of the Excluded Territory.

1.39 “Patents” means any patent application or patent anywhere in the world, including all of the following kinds: provisional, utility, divisional, continuation, continuation-in-part, and substitution applications; and utility, re-issue, re-examination, renewal and extended patents, and patents of addition, and any supplementary protection certificates, restoration of patent terms and other similar rights.

1.40 “POC Study” means the Phase 1/2a, proof-of-concept clinical trial of a Licensed Product in patients with wet AMD that is described in Exhibit D.

1.41 “Regulatory Authority” means any national (e.g., but without limitation, the FDA), supra-national (e.g., but without limitation, the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in any jurisdiction of the world involved in the granting of marketing approval for biological or pharmaceutical products.

1.42 “Research Material” has the meaning set forth in Section 2.1.

1.43 “Safety Data” means (a) adverse event information and (b) other safety information (if any) required by one (1) or more Regulatory Authorities to be reported to such Regulatory Authorities under applicable laws.

1.44 “Term” has the meaning set forth in Section 9.1.

1.45 “Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.46 “Third-Party Claim” has the meaning set forth in Section 8.1(a).

1.47 “VEGF” has the meaning set forth in the recitals.

ARTICLE 2

OPTION PERIOD ACTIVITIES

2.1 Transfer of AVEO Materials. AVEO shall provide Ophthotech, at no cost to Ophthotech, [**] of research-grade tivozanib API (the “Research Material”) for Ophthotech’s use solely to conduct the Option Period Research within fifteen (15) days after the Effective Date. Thereafter, AVEO shall, upon reasonable written request by Ophthotech delivered [**] days in advance of expected delivery for shipments within the United States and [**] days in advance of expected delivery for shipments outside of the United States, make available to Ophthotech, at no cost to Ophthotech, such additional quantities of the AVEO Materials as Ophthotech may reasonably require solely for use in conducting the Option Period Research; provided, however, that AVEO shall not be obligated hereunder to supply Ophthotech with more than [**] of AVEO Materials in the aggregate. AVEO hereby represents and warrants to Ophthotech that it has at least [**] of AVEO Materials in its inventory as of the Effective Date with a remaining shelf life of [**]. During the Option Period, AVEO shall maintain sufficient inventory of AVEO Materials to meet its obligations to Ophthotech under this Section 2.1. AVEO shall place the AVEO Materials on long-term stability and conduct stability testing on such AVEO Materials no later than [**] and once every [**] thereafter. AVEO shall promptly provide to Ophthotech the results of any such testing and Ophthotech shall, upon receipt thereof, promptly review such results and either (a) confirm such results, or (b) provide AVEO with any questions regarding the results, which AVEO shall promptly address. In the event that stability testing data indicate that the AVEO Materials are expected to expire prior to February 28, 2017, AVEO shall, at its own expense within six (6) months of receipt of such data, make or have made additional AVEO Materials that meet the specifications set forth in Exhibit A and have an expiration date no earlier than February 28, 2017. It is further understood and agreed that the specifications for the AVEO Materials have been prepared for use of the AVEO Materials in an oral formulation; AVEO shall have no liability of any kind to Ophthotech for any failure of such AVEO Materials to conform to specifications necessary for ocular administration.

2.2 Use of AVEO Materials. Ophthotech agrees to use the AVEO Materials solely for the Option Period Research and, if Ophthotech exercises the Option, uses thereof permitted under the License Agreement, and for no other purpose. Ophthotech undertakes to use the AVEO Materials in a safe manner and in compliance with professional standards and all applicable federal, state, and local laws and regulations. Ophthotech shall notify AVEO if Ophthotech desires to modify the Option Period Research in any material respect and, subject to AVEO’s consent, not to be unreasonably withheld, delayed or conditioned, the Parties shall update Exhibit D to reflect such modifications requested by Ophthotech.

2.3 Restrictions on Distribution of AVEO Materials. Ophthotech shall not make the AVEO Materials available to any person other than Ophthotech’s employees or contractors performing the Option Period Research hereunder or, if Ophthotech exercises the Option, activities permitted under the License Agreement. All such employees or contractors shall be bound by obligations to use the AVEO Materials only in the manner permitted under this Agreement or, if Ophthotech exercises the Option, the License Agreement, and shall be subject to confidentiality obligations no less stringent than those specified in Section 6.1 below or in the License Agreement, as applicable. Ophthotech shall remain responsible for such employees’ or contractors’ compliance with the applicable terms and obligations of this Agreement.

2.4 Diligence in Conducting Option Period Research. Ophthotech shall use Commercially Reasonable Efforts to conduct the Option Period Research at its sole cost and expense. Ophthotech’s sole and exclusive liability and AVEO’s sole and exclusive remedy for any failure by Ophthotech to use such efforts to conduct the Option Period Research shall be for AVEO to terminate the Option pursuant to Section 9.2. On or before [**] of each year during the Option Period, Ophthotech shall deliver to AVEO a written report providing, in reasonable detail, a summary of its Option Period Research activities in the prior calendar year (including all Inventions from that year and the status of the POC Study, if applicable) and its anticipated plans for research and development in the current calendar year. In addition, [**], at a time that is mutually agreed by the Parties approximately [**] months after delivery of the foregoing written report, Ophthotech shall provide AVEO with a presentation or verbal report on the status of Option Period Research. Such presentation or verbal report with be given at an in-person meeting or by teleconference or videoconference, as the Parties may mutually agree.

2.5 Amendment of the KHK Agreement. The Parties acknowledge that negotiating the KHK Agreement Amendment is a prerequisite for the Parties’ negotiation of a mutually acceptable form of License Agreement pursuant to Section 2.7 and to Ophthotech’s exercise of the Option. Accordingly, the Parties agree to diligently negotiate, as between the Parties, the form and substance of a proposed KHK Agreement Amendment on or before the date that is [**] months after the Effective Date. Thereafter, AVEO shall diligently and promptly seek to enter into such amendment with KHK. Should KHK require modifications to the terms of the proposed KHK Agreement Amendment, AVEO shall discuss such required changes with Ophthotech and seek to reach consensus with Ophthotech before agreeing to such changes. Notwithstanding anything in the foregoing or this Agreement to the contrary, as between Ophthotech and AVEO, AVEO shall be solely responsible for all interactions with KHK unless otherwise mutually agreed by the Parties.

2.6 Negotiation of Definitive Form of License Agreement. The Parties shall diligently and in good faith negotiate a definitive form of License Agreement which shall, among other things, contain the financial and other terms attached hereto as Exhibit C. The Parties will endeavor to conclude its negotiations no later than the later of [**] days after AVEO enters into the KHK Agreement Amendment with KHK or [**] days after the Clinical Efficacy Milestone. Upon the conclusion of such negotiation, the Parties shall attach such definitive form of License Agreement hereto as Exhibit C in place of such initial outline of terms.

2.7 Support by AVEO. Ophthotech may from time to time request the reasonable assistance of AVEO in support of the conduct of the Option Period Research, including manufacturing technology transfer activities. AVEO will use commercially reasonable efforts to provide such agreed-upon support activities to Ophthotech; provided that Ophthotech shall reimburse AVEO for its reasonable costs and expenses incurred in performing such agreed-upon support activities beyond an aggregate of [**] (including, without limitation, compensation for reasonable actual costs of its employees and all out-of pocket expenses) within [**] days of a receipt of an invoice therefor.

ARTICLE 3

OPTION GRANT

3.1 Grant of Option. AVEO hereby grants to Ophthotech an exclusive option, exercisable during the Option Period, to enter into the License Agreement (the “Option”) subject to the terms and conditions of this Agreement.

3.2 Option Period. The Option shall be exercisable by Ophthotech at any time during Option Period.

3.3 Option Exercise. In the event Ophthotech elects to exercise the Option, it shall, no later than 5:00 p.m. Eastern time on the last day of the Option Period, deliver to AVEO written notice specifying that Ophthotech has elected to exercise the Option. The date, if any, on which Ophthotech has properly exercised the Option in accordance with the preceding sentence shall be the “Option Exercise Date” for purposes of this Agreement.

3.4 Exclusivity of Option. During the period commencing on the Effective Date and ending on the expiration of the Option Period, AVEO will (a) neither offer nor grant a license or other rights to any Third Party that would preclude AVEO from being able to grant the rights and licenses to Ophthotech that are contemplated in Exhibit C, or discuss or negotiate with any Third Party any potential or proposed transaction that, if entered into, would prevent AVEO from being able to grant the rights and licenses to Ophthotech that are contemplated in Exhibit C, and (b) not engage in any research, development or commercialization of the Compound in the Field, other than as may be requested by Ophthotech to support Ophthotech’s conduct of Option Period Research.

3.5 Maintenance of KHK Agreement. During the Option Period, AVEO shall use commercially reasonable efforts to maintain the KHK Agreement in full force and effect, and shall not agree to or permit any amendment or termination thereof that would adversely affect Ophthotech’s Option rights hereunder.

ARTICLE 4

PAYMENTS

4.1 Option Grant Fee. In consideration for the grant of the Option and the provision by AVEO of the AVEO Materials, Ophthotech shall pay AVEO five hundred thousand Dollars ($500,000) within ten (10) days after the Effective Date. Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder.

4.2 IND Submission Milestone Payment. In consideration for the grant of the Option and the provision by AVEO of the AVEO Materials, Ophthotech shall pay AVEO a one-time milestone payment of two million Dollars ($2,000,000) within [**] days after the filing and acceptance of the first IND by Ophthotech for the purpose of conducting a human clinical study of the Compound or product containing the Compound in accordance with Exhibit D. Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder. Ophthotech shall also notify AVEO of the filing and acceptance of such first IND within such [**] day payment period. Ophthotech shall promptly notify AVEO of the achievement of the foregoing milestone.

4.3 Clinical Efficacy Milestone Payment. In consideration for the grant of the Option and the provision by AVEO of the AVEO Materials, Ophthotech shall pay AVEO a one-time milestone payment of six million Dollars ($6,000,000) within [**] days after the Clinical Efficacy Milestone Payment Trigger Date. Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder. Ophthotech shall also notify AVEO of the achievement of the Clinical Efficacy Milestone within such [**] days after such achievement. Notwithstanding the foregoing, such payment shall not be payable if Ophthotech gives AVEO a notice of termination pursuant to Section 9.5 on or prior to the date [**] days after the Clinical Efficacy Milestone Payment Trigger Date, whether or not such termination becomes effective prior to the date [**] days after the Clinical Efficacy Milestone Payment Trigger Date.

4.4 Option Exercise Fee. In consideration for AVEO exercise of the License Agreement, Ophthotech shall pay AVEO a one-time Option exercise payment of two million Dollars ($2,000,000) plus the milestone set forth in Section 4.2 if such milestone has not then been previously paid (the “Option Exercise Fee”) within ten (10) days after the delivery of the notice delivered pursuant to Section 3.3. Such amount shall be non-refundable and shall not be creditable against any other amount due hereunder. If, at the time Ophthotech exercises the Option, the Clinical Efficacy Milestone Payment Trigger Date has not yet occurred, Ophthotech shall pay the milestone set forth in Section 4.3 after such Option exercise at such time as the Clinical Efficacy Milestone Payment Trigger Date does occur if the License Agreement remains in effect as of such subsequent occurrence.

ARTICLE 5

LICENSES; KHK AGREEMENT REQUIREMENTS

5.1 Option Period License Grant. Subject to the terms and conditions of this Agreement and the KHK Agreement, AVEO hereby grants to Ophthotech, during the Option Period, an exclusive, royalty-free license or sublicense, as applicable, under the Licensed Technology in the Option Period Research Territory and in the Field, with no right to sublicense except to its Affiliates and Third Party subcontractors engaged to perform Option Period Research, solely to the extent necessary for Ophthotech to perform Option Period Research.

5.2 KHK Agreement Requirements. Ophthotech acknowledges that the license granted to it pursuant to Section 5.1 includes sublicenses to Know-How and Patents that have been licensed to AVEO by KHK pursuant to the KHK Agreement, and that such sublicenses are subject to the terms and conditions of the KHK Agreement. Ophthotech hereby agrees to comply with the terms and conditions of the KHK Agreement applicable to Ophthotech as a sublicensee of rights thereunder, including, without limitation, those terms and conditions specified in Section 4.13(a) of the KHK Agreement, to the extent applicable, which provisions shall be incorporated herein by reference. Without limiting the foregoing, in the event of any conflict or inconsistency between this Agreement and the KHK Agreement, the Parties shall reasonably cooperate with one another and, if necessary, with KHK, to amend this Agreement as necessary to comply with the terms and conditions of the KHK Agreement. In the event of any disagreement regarding the applicability of the terms and conditions of the KHK Agreement to the sublicenses granted to Ophthotech hereunder or Ophthotech’s compliance therewith, (a) AVEO may in its sole discretion, if the Parties are unable to agree on a resolution and if required to cure a resulting breach of the KHK Agreement based on which KHK has notified AVEO that KHK intends to terminate the KHK Agreement, terminate this Agreement before the end of the applicable termination notice period in the KHK Agreement and (b) AVEO’s termination of this Agreement shall be AVEO’s sole and exclusive remedy and Ophthotech’s sole and exclusive liability for any breach of the KHK Agreement resulting from the underlying basis for such disagreement or any inconsistency between the terms of this Agreement and the terms and conditions of the KHK Agreement, provided that AVEO shall also have the right to seek specific performance to enforce any obligation of Ophthotech to provide access to, or to deliver, information or data to KHK as required by the KHK Agreement.

5.3 Grant-Back Licenses.

(a) To the extent that any Invention or Know-How arising in the conduct, by or on behalf of Ophthotech, of Option Period Research relates to the Compound, Ophthotech hereby grants to AVEO an irrevocable, perpetual, exclusive, royalty-free license, with the right to grant sublicenses to KHK, under such Invention or Know-How and Patents claiming such Invention or Know-How, for KHK (i) to research, develop, use, sell, offer for sale and import Compound and any product containing the Compound in the Excluded Territory, and for uses other than the diagnosis, prevention or treatment of a human disease or condition worldwide, (ii) to make, have made and use the Compound and any product containing the Compound worldwide to clinically test products containing the Compound anywhere in the world to obtain data to support any application for marketing approval in the Excluded Territory. Such licenses may be sublicensed by KHK in accordance with Section 4.6 of the KHK Agreement. To the extent a KHK Agreement Amendment is executed and includes terms that permit the Parties to reduce or otherwise limit the scope of the foregoing grant-back license, such license shall automatically be modified accordingly.

(b) To the extent that any Invention arising in the conduct, by or on behalf of Ophthotech, of Option Period Research relates to the Compound, Ophthotech hereby grants to AVEO an irrevocable (subject to Section 9.6 and the terms of the License Agreement, if executed), perpetual, non-exclusive, royalty-free license, with the right to grant sublicenses, under Patents claiming such Invention, for AVEO (i) to research, develop, use, sell, offer for sale and import Compound and any product containing the Compound outside the Field in the Option Period Research Territory, (ii) to research, develop, use, sell, offer for sale and import Compound and any product containing the Compound in the Field in the Option Period Research Territory after the Option Period if Ophthotech does not exercise the Option, and (iii) to make, have made and use the Compound and any product containing the Compound worldwide to clinically test products containing the Compound anywhere in the world to obtain data to solely to support any application for marketing approval in the Option Period Research Territory in connection with activities permitted by the licenses granted in clauses (i) and (ii) above. For the avoidance of doubt, the licenses set forth in Section 5.3(b) do not include any right to use or access data or other Know-How of Ophthotech arising in the conduct of Option Period Research, other than as set forth in Section 5.3(c). To the extent a KHK Agreement Amendment is executed and includes terms that permit the Parties to limit the scope of the grant-back license in Section 5.3(a), the grant-back license to AVEO in this Section 5.3(b) shall also be automatically modified to include such limitation(s).

(c) Ophthotech hereby grants to AVEO a royalty-free license, with the right to grant sublicenses, to use any and all Safety Data in connection with clinical development activities of AVEO outside the Field and in support of any application for marketing approval of the Compound or product containing the Compound outside the Field. Ophthotech shall promptly (but in no event more than [**] hours after knowledge of a serious adverse event) provide AVEO with all Safety Data related to such event. Prior to the initiation by Ophthotech of the first human clinical trial of the Compound or product containing the Compound, the Parties shall mutually agree in writing as to a detailed protocol regarding the exchange of all Safety Data on an ongoing basis in accordance with applicable law.

5.4 Inventorship. Inventorship of any and all Inventions will be determined in accordance with United States patent law.

5.5 Use of Patents and Know-How. Each Party hereby covenants that it (and its Affiliates and Sublicensees, as applicable) shall not practice the Patents and/or Know-How licensed to such Party hereunder outside the scope of the licenses granted to such Party under this Agreement.

5.6 Prosecution of Patents. As between AVEO and Ophthotech, AVEO shall be responsible for, and have sole control over, the filing, prosecution, maintenance, enforcement and defense of the Licensed Patents on a worldwide basis, at its own expense.

5.7 Notification of Infringement. Each Party shall promptly notify the other Party in writing if the notifying Party reasonably believes that any Licensed Patent is being or has been infringed or misappropriated in the in the Option Period Research Territory and in the Field by a Third Party.

5.8 Reservation of Rights; No Implied License. No right, title or interest is granted by either Party whether expressly or by implication to or under any Patents or Know-How, other than those rights and licenses expressly granted in this Agreement.

ARTICLE 6

CONFIDENTIALITY; PUBLICITY

6.1 Treatment of Confidential Information. During the Option Period, and for a period of [**] years after the Option Period (or such longer period as may be required to comply with AVEO’s obligations under the KHK Agreement as to Confidential Information that is subject to the confidentiality provisions of the KHK Agreement), a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its most highly confidential proprietary information but in no event less than commercially reasonable efforts, (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

6.2 Authorized Disclosure. Notwithstanding Section 6.1, a Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing for, prosecuting or maintaining Patents;

(b) regulatory filings;

(c) prosecuting or defending litigation;

(d) complying with applicable governmental regulations and/or submitting information to tax or other governmental authorities, provided that if the receiving Party is required by law to make any public disclosures of Confidential Information of the disclosing Party, to the extent it may legally do so, it will give reasonable advance notice to the disclosing Party of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure (whether through protective orders or otherwise); and

(e) to (i) its Affiliates, and to employees, consultants, agents, accountants, lawyers, advisors, investors and actual or potential sublicensees or collaborators, and (ii) others in order to (and solely to the extent required to) exercise such Party’s rights or fulfill its obligations under this Agreement and the KHK Agreement on a need to know basis, each of whom in (i) and (ii) prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 6 and that are of reasonable duration in view of the circumstances of the disclosure.

6.3 Publicity.

(a) AVEO will issue a press release and file with the U.S. Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K, each in the form and with the content set forth in Exhibit E, following the execution of this Agreement. Any other publication, news release or other public announcement regarding the execution, terms or subject matter of this Agreement (but not, for clarity, any publication, news release or other public announcement regarding the development or commercialization of the Compound, or any product containing the Compound, outside of the Field), shall first be reviewed and approved by both Parties, and in the absence of such required approval no such subsequent publication, news release or other public announcement shall include information beyond that approved for the initial press release and Form 8-K.

(b) The terms of this Agreement shall be treated as Confidential Information of both Parties.

(i) Such terms may be disclosed by a Party to individuals or entities covered by Section 6.2(e)(i) (but not Section 6.2(e)(ii), except for KHK) above, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 6.

(ii) Disclosure of the terms of this Agreement (but not other Confidential Information received from the other Party) may also be made, to actual or potential bankers, lenders, investors, and actual or potential sublicensees or collaborators of the disclosing Party, who are bound to obligations of confidentiality and non-use substantially equivalent in scope to those set forth in this Article 7; provided, however, that Ophthotech shall not be permitted to disclose the terms of the KHK Agreement.

(iii) In addition, if at any time a Party is legally required to file a copy of this Agreement with the SEC in connection with such Party’s regular reporting obligations as a public company, such Party shall attempt to obtain confidential treatment of economic and trade secret information for which such treatment is reasonably available in accordance with applicable laws and regulations and SEC practice. To that end, the filing Party shall, at least [**] days in advance of any such filing, provide the other Party with a draft set of redactions to the Agreement for which confidential treatment will be sought, and incorporate such other Party’s comments as to additional terms it would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is manifestly unavailable).

(iv) The Parties acknowledge that AVEO is required under Section 7.4 of the KHK Agreement to obtain KHK’s prior approval (not to be unreasonably withheld, conditioned or delayed) with respect to any publication, news release or public announcement regarding the terms of the KHK Agreement, to use good faith efforts to notify KHK in advance of any significant public announcement regarding Licensed Products’ performance and achievement and, if either Party is required to file a copy of this Agreement with the SEC, to provide KHK, at least [**] days in advance of such filing, with a draft set of redactions to this Agreement (as it relates to the KHK Agreement) for which any confidential treatment will be sought, and to incorporate KHK’s comments as to additional terms KHK would like to see redacted, and seek confidential treatment for such additional terms (except only in the limited circumstances where confidential treatment is manifestly unavailable). Ophthotech shall reasonably cooperate with AVEO with respect to AVEO’s efforts to comply with the foregoing obligations to KHK under the KHK Agreement.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 General Representations and Warranties. Each Party represents, warrants and covenants to the other that:

(a) It is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has and have been duly authorized to do so by all requisite corporate action.

(c) This Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) It has not granted, and shall not grant during the Term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

(e) It is not aware of any action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

7.2 AVEO’s Warranties. AVEO represents and warrants to Ophthotech that, as of the Effective Date:

(a) It has supplied Ophthotech with a true, correct and complete copy of the KHK Agreement.

(b) Neither AVEO nor its Affiliates nor, to AVEO’s knowledge, KHK has received any written notice of any claim that any Patent or trade secret right owned or controlled by a Third Party would be infringed or misappropriated by the use, sale, offer for sale or importation of Compounds or products containing Compounds in the Field.

(c) To AVEO’s knowledge, (i) no proceeding is pending or threatened that challenges AVEO’s or KHK’s ownership or Control, as applicable, of the Licensed Patents, and (ii) the Licensed Patents are not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings.

(d) To AVEO’s knowledge, the Licensed Technology is not being infringed or misappropriated by any Third Party, except where such infringement would not materially affect the rights granted to Ophthotech hereunder.

(e) Other than as disclosed in periodic reports filed by AVEO with the SEC, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, or subpoena of any nature (civil, criminal, regulatory or otherwise), in law or in equity, pending or, to AVEO’s knowledge, threatened, against AVEO or its Affiliates relating to the Licensed Patents, the Licensed Know-How or the transaction contemplated by this Agreement.

(f) None of the Licensed Patents require the payment of consideration by AVEO or its Affiliates, or by Ophthotech or its Affiliates, to any Third Party (excluding KHK) in connection with the grant of rights to Ophthotech and its Affiliates under this Agreement, or the exercise of such rights by Ophthotech or its Affiliates.

(g) The AVEO Materials provided by AVEO to Ophthotech hereunder, other than the Research Material, (i) have been manufactured in accordance with applicable laws and regulations of any Regulatory Authority in the United States, the European Union, Japan and Canada including, with respect to AVEO Materials to be used for human clinical trials, cGMP, and (ii) at the time of delivery to Ophthotech conform to their specifications set forth in Exhibit A. To AVEO’s knowledge, the Research Material is suitable for its intended purpose of conducting non-GLP animal studies.

7.3 Ophthotech Warranty. Ophthotech represents and warrants to AVEO that, as of the Effective Date, it does not have any VEGF Receptor Inhibitor (as defined below) at any stage of development or commercialization for the diagnosis, prevention or treatment of any form of cancer. For purposes of this Section 7.3, the term “VEGF Receptor Inhibitor” means any composition of matter (including small molecules, other compounds, peptides and proteins) where “a primary mechanism of action” (as described below) of such composition is through binding (whether non-covalently (including ionically, electrostatically, through hydrophobic interactions or through hydrogen bonds) or covalently) to one or more of: VEGF-A, VEGF-B, VEGF-C, VEGF-D, VEGF Receptor-1, VEGF Receptor-2 and VEGF Receptor-3. If a given composition has multiple mechanisms of action by binding to or inhibiting multiple kinases, then such composition shall be deemed to have “a primary mechanism of action” by binding to one or more VEGFs and VEGF Receptors (as specified above) if, and only if, such composition binds at least as specifically to VEGF(s) or VEGF Receptor(s) as to the other kinase(s) by which such composition exerts its other mechanism(s) of action; otherwise, such composition shall not be a VEGF Receptor Inhibitor.

7.4 Warranty of No Debarment. Each of Ophthotech and AVEO represents, warrants and covenants that in the course of the development activities related to the Compound, such Party has not prior to the Effective Date used, and shall not during the Option Period use, any employee or consultant who has been debarred by the FDA or Regulatory Authorities, or, to the best of such Party’s knowledge, who was or is the subject of debarment proceedings by the FDA or Regulatory Authorities.

7.5 Disclaimer Concerning Technology. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. Without limiting the generality of the foregoing, each Party expressly does not warrant (a) the success of activities performed pursuant to this Agreement or (b) the safety, efficacy or usefulness for any purpose of the Patents or Know-How it provides under this Agreement or the subject matter of them.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification by Ophthotech.

(a) Ophthotech shall indemnify, hold harmless and defend AVEO and each of its Affiliates, all of their respective officers, directors, employees and agents, and each of their respective successors, heirs and assigns (collectively, the “AVEO Indemnitees”) from and against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (collectively, “Losses”) resulting from any demand, claim, action or proceeding brought or initiated by a Third Party (each, a “Third-Party Claim”) against any AVEO Indemnitees(s) to the extent that such Third-Party Claim arises out of:

(i) the breach or alleged breach of any representation, warranty or covenant by Ophthotech in Article 7 of this Agreement;

(ii) the negligence or willful misconduct of or violation of any applicable laws or regulations by any Ophthotech Indemnitee;

(iii) the conduct of Option Period Research by or for the Ophthotech Indemnitees, including, without limitation, the research, development, manufacture, storage handling or use of the AVEO Material, the Compound or products containing the Compound;

provided in each case that (x) the AVEO Indemnitees comply with the procedure set forth in Section 8.3; and (y) such indemnity shall not apply to the extent AVEO has an indemnification obligation pursuant to Section 8.2 for such Loss. Ophthotech shall require equivalent indemnification of the AVEO Indemnitees as in clause (iii) of the foregoing sentence from each Sublicensee as to such Sublicensee’s activities described in such clause (iii).

(b) Ophthotech shall indemnify, hold harmless and defend KHK, KHK’s Affiliates, KHK’s and its Affiliates’ Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively, the “KHK Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against any KHK Indemnitees(s) to the extent that such Third-Party Claim arises out of the conduct of Option Period Research by or for the Ophthotech Indemnitees, , including, without limitation, the research, development, manufacture, storage handling or use of the AVEO Material, the Compound or products containing the Compound; provided that (i) the KHK Indemnitees comply with the procedure set forth in Section 9.3 of the KHK Agreement; and (ii) such indemnity shall not apply to the extent KHK has an indemnification obligation pursuant to Section 9.2 of the KHK Agreement for such Loss.

8.2 Indemnification by AVEO.

(a) AVEO shall indemnify, hold harmless and defend Ophthotech, Ophthotech’s Affiliates, Ophthotech’s and its Affiliates’ Sublicensees and all of the respective officers, directors, employees and agents of each of the foregoing entities (collectively, the “Ophthotech Indemnitees”) from and against any and all Losses resulting from any Third-Party Claim against them to the extent that such Third-Party Claim arises out of:

(i) the breach or alleged breach of any representation, warranty or covenant by AVEO in Article 7 of this Agreement;

(ii) the negligence or willful misconduct of or violation of any applicable laws or regulations by any AVEO Indemnitee; or

(iii) except as otherwise provided in Section 8.3, the development, manufacture, storage, handling, shipping, use, sale, offer for sale, importation or other commercialization of the Compound or products containing the Compound by or for AVEO Indemnitees outside of the Field or outside of the Option Period Research Territory;

provided in each case that (y) the Ophthotech Indemnitees comply with the procedure set forth in Section 8.3; and (z) such indemnity shall not apply to the extent Ophthotech has an indemnification obligation pursuant to Section 8.1 for such Loss.

(b) In addition, the Parties acknowledge that, pursuant to Section 9.2 of the KHK Agreement, KHK has agreed to indemnify, hold harmless and defend AVEO and its sublicensees and all of the respective officers, directors, employees and agents of the foregoing entities from and against any and all Losses resulting from any Third-Party Claim against AVEO or its sublicensees to the extent that such Third-Party Claim arises out of:

(i) the breach or alleged breach of any representation, warranty or covenant by KHK in Article 8 of the KHK Agreement; or

(ii) the negligence or willful misconduct of any Kirin Indemnitee (as defined in the KHK Agreement);

provided in each case that (x) AVEO and the applicable sublicensee(s) comply with the procedure set forth in Section 9.3 of the KHK Agreement, and (y) such indemnity shall not apply to the extent that AVEO has an indemnification obligation to KHK for such Loss pursuant to Section 9.1 of the KHK Agreement.

(c) If Ophthotech, as a sublicensee of AVEO, seeks to be indemnified by KHK with respect to a Third-Party Claim as set forth in Section 8.2(b) above and pursuant to Section 9.2 of the KHK Agreement (“Ophthotech Third-Party Claim”), Ophthotech shall promptly notify AVEO thereof and, in order to ensure compliance with the procedure set forth in Section 9.3 of the KHK Agreement, each Party shall comply with the procedures set forth below:

(i) To the extent that AVEO receives prompt notice from Ophthotech of any Ophthotech Third-Party Claim, AVEO shall use commercially reasonable efforts to provide KHK with prompt notice of such Ophthotech Third-Party Claim giving rise to KHK’s indemnification obligation pursuant to Section 9.2 of the KHK Agreement and the exclusive ability to defend (with the reasonable cooperation of AVEO and Ophthotech, at KHK’s expense on a pass-through basis) or settle any such claim. The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, KHK has agreed not to enter into any settlement for damages other than monetary damages without AVEO’s written consent (which consent shall not be given by AVEO unless and until the Parties mutually agree to do so, such agreement not to be unreasonably withheld, delayed or conditioned by either Party).

(ii) The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, AVEO has the right to participate in the defense of any claim or suit that has been assumed by KHK under Section 9.2 of the KHK Agreement. If requested by Ophthotech, AVEO shall use commercially reasonable efforts to obtain KHK’s consent to Ophthotech’s participation, along with AVEO, in the defense of any claim or suit with respect to any Ophthotech Third-Party Claim that has been assumed by KHK under Section 9.2 of the KHK Agreement; it being understood that any participation by Ophthotech in such suit or claim shall be conducted at Ophthotech’s own expense and with counsel of Ophthotech’s own choice

(iii) The Parties acknowledge that, pursuant to Section 9.3 of the KHK Agreement, if AVEO and KHK cannot agree as to the application of Section 9.1 or Section 9.2 of the KHK Agreement as to any particular Ophthotech Third-Party Claim (which agreement shall not be given or withheld by AVEO unless and until the Parties mutually agree to do so, such agreement not to be unreasonably withheld, delayed or conditioned by either Party), AVEO and KHK may conduct separate defenses of such Ophthotech Third-Party Claim. In such case, as between AVEO and Ophthotech, AVEO shall have the exclusive right to assume the defense of such Ophthotech Third-Party Claim, including any settlement thereof (provided that AVEO shall not enter into any settlement for damages other than monetary damages without Ophthotech’s written consent, which shall not be unreasonably withheld, delayed or conditioned), and Ophthotech shall have the right to participate in such defense, at Ophthotech’s own expense and using counsel of Ophthotech’s own choice. The Parties acknowledge that AVEO reserves the right, and shall use commercially reasonable efforts, to claim indemnity from KHK in accordance with Section 9.2 of the KHK Agreement upon resolution of the underlying Ophthotech Third-Party Claim.

8.3 Procedure. To be eligible for its AVEO Indemnitees or Ophthotech Indemnitees (as applicable) to be indemnified hereunder, a Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party, at the defending Party’s expense on a pass-through basis) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld, delayed or conditioned. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 8.1 and 8.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 8.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

8.4 Insurance. Ophthotech shall procure and maintain insurance or self- insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of Ophthotech. At a minimum, Ophthotech shall be insured for [**] Dollars ($[**]) to cover its obligations under this Agreement. It is understood that such insurance or self-insurance shall not be construed to create a limit of Ophthotech’s liability with respect to its indemnification obligations under this Article 8. Ophthotech shall provide AVEO with written evidence of such insurance or self-insurance upon request. Ophthotech shall provide AVEO with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of AVEO hereunder.

8.5 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 8 OR IN RESPECT OF A BREACH OF ARTICLE 7, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES (INCLUDING SUBLICENSEES AND OTHER LICENSEES) SHALL BE LIABLE FOR SPECIAL, INCIDENTAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. This Agreement shall become effective on the Effective Date and, unless it is earlier terminated pursuant to this Article 9, shall continue until (a) the expiration of the Option Period, if the Option has not been exercised, or (b) if the Option has been exercised, upon the execution of the License Agreement (the “Term”).

9.2 Termination for Breach.

(a) Notice. If either Party believes that the other is in material breach of this Agreement, then the non-breaching Party may deliver written notice of such breach to the other Party. To be an effective notice under this Section 9.2(a), the written notice must (i) explicitly reference this Section 9.2, and (ii) explicitly state that if the breach is not cured, the notifying Party will have the right to terminate this Agreement. The allegedly breaching Party shall have ninety (90) days from receipt of such notice to cure such breach; provided that the cure period shall be thirty (30) days for breaches involving nonpayment of any amount due hereunder.

(b) Failure to Cure. If the Party receiving notice of breach fails to cure such breach within such ninety (90) day period (or thirty (30) day period in the case of non-payment breaches), the Party originally delivering the notice may terminate this Agreement effective immediately upon delivery of a second written notice to the allegedly breaching Party.

(c) Disputes. If a Party gives notice of termination under Section 9.2, and the other Party disputes whether such notice was proper, then the issue of whether this Agreement has been terminated shall be resolved in accordance with Article 10. If as a result of such dispute resolution process it is determined that the notice of termination was proper by reason of a material breach of the Agreement and the breaching Party fails to cure such material breach within the applicable cure period after such determination, then such termination shall be deemed to be effective as of the date of the notice of termination. If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

9.3 Termination for Bankruptcy. This Agreement may be terminated by either Party immediately upon written notice to the other Party and to the extent permitted under applicable laws, rules, or regulations, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

9.4 Termination for Patent Challenge. If Ophthotech or any of its Affiliates or sublicensees (a) initiates or requests an interference, post-grant review, inter-partes review, reexamination, protest, opposition, nullity or similar proceeding with respect to any Licensed Patent, (b) makes, files or maintains any claim, demand lawsuit, or cause of action to challenge the validity or enforceability of any Licensed Patent, (c) opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patent, or (d) funds or otherwise provides material assistance to any other Person with respect to any of the foregoing, AVEO shall have the right to terminate this Agreement upon thirty (30) days’ prior written notice to Ophthotech. Any such termination shall only become effective if Ophthotech or its Affiliate or Sublicensee, as applicable, has not withdrawn such action before the end of the above notice period.

9.5 Elective Termination. During the Option Period, Ophthotech shall have the right, in its sole discretion, to terminate this Agreement in its entirety upon ninety (90) days’ prior written notice to AVEO.

9.6 Effects of Termination. Upon expiration of this Agreement by operation of Section 9.1 or termination of this Agreement by AVEO under Section 9.2, 9.3 or 9.4 or by Ophthotech under Section 9.2, 9.3 or 9.5, but subject to the terms and conditions of the License Agreement if Ophthotech exercises the Option:

(a) Option Termination. The Option shall terminate.

(b) Licenses. The licenses granted by AVEO to Ophthotech under Article 5 shall terminate. The licenses granted by Ophthotech to AVEO under Article 5 shall survive; provided that (i) the licenses granted by Ophthotech to AVEO pursuant to Section 5.3(c) shall be expanded to include use of the Safety Data in the Field, and (ii) if such termination is a termination of this Agreement by Ophthotech pursuant to Section 9.2 or 9.3, the licenses granted by Ophthotech to AVEO in Section 5.3(b) shall not survive.

(c) Safety Data. Ophthotech shall transfer to AVEO its entire right, title, and interest in and to all Safety Data.

(d) IND. Ophthotech shall either, at its sole discretion, (i) promptly terminate all INDs covering the Compound or products containing the Compound or (ii) promptly transfer such INDs to AVEO.

(e) AVEO Materials. Ophthotech shall return to AVEO any unused AVEO Materials.

9.7 Survival.

(a) The following provisions (and related definitions) shall survive any expiration or termination of this Agreement: Section 4.4, Article 6, Article 8, Section 9.6, this Section 9.7, Article 10, Section 11.2, Sections 11.5-11.8 (inclusive) and Sections 11.12-11.16 (inclusive).

(b) Expiration and termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 10

DISPUTE RESOLUTION

10.1 Seeking Consensus. If any dispute, controversy or claim arising out of or relating to the validity, construction, enforceability, performance or breach of this Agreement arises between the Parties (a “Dispute”), then upon the written request of either Party, the Parties shall have senior executives with decision-making authority of each Party meet and discuss the matter in good faith. The written request shall explain the nature of the Dispute and refer to the relevant provisions of the Agreement upon which the Dispute is based. The complaining Party shall also set forth a proposed solution to the problem, including a suggested time frame within which the Parties must act. The non-complaining Party must respond in writing within [**] days of receiving the notice with an explanation, including references to the relevant provisions of the Agreement and a response to the proposed solution and suggested time frame for action. The complaining Party must initiate the scheduling of this resolution meeting. The Parties shall have such senior executives, and other personnel as necessary, meet within [**] days after the initial request in writing by either Party. The Parties shall discuss possible options for resolving the Dispute, including a discussion of whether mediation may be a useful mechanism for resolving the Dispute; provided that neither Party shall be obligated to enter into or participate in mediation. If the matter is not resolved within [**] following the request for discussions, and the Parties have not agreed upon mediation, then either Party may then invoke arbitration in accordance with this Article 10. If mediation takes place and is unsuccessful, then either Party may then invoke arbitration in accordance with this Article 10.

10.2 Arbitration.

(a) Notice of Arbitration. Any Dispute which may arise between the Parties that is not resolved pursuant to Section 10.1 shall be settled by binding arbitration as set forth in this Section 10.2, excluding any Patent Disputes as specified in Section 10.5 (which shall be resolved pursuant to Section 16.5). Either Party, following the end of the [**] day period referenced in Section 10.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party.

(b) Selection of Arbitrators. The number of arbitrators to resolve any Dispute submitted to arbitration under Section 10.2(a) shall be three (3). Each Party shall select one (1) arbitrator within [**] days following receipt of notice under Section 10.2(a), and the two arbitrators selected by the Parties shall be responsible for selecting the third arbitrator. Each arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries. If the two arbitrators selected by the Parties cannot agree on a third arbitrator within [**] days following either Party’s request for arbitration hereunder, then such third arbitrator shall be appointed by JAMS, Inc. which arbitrator must meet the foregoing criteria.

(c) Location; Proceedings. The place of arbitration shall be Boston, Massachusetts. The proceedings shall be conducted pursuant to the rules set forth by JAMS, Inc. for streamlined arbitration proceedings. All proceedings and communications shall be in English. Each Party shall have the right to be represented by counsel of its own choosing.

(d) Discovery. The Parties agree that discovery appropriate to the issues in the dispute shall be permitted in the arbitration, including reasonable document requests, pre-hearing exchanges of information, expert witness disclosures, limited depositions of important witnesses and other appropriate discovery; provided that such discovery shall be limited to the narrower of (i) the scope of discovery agreed to by the Parties, or if none can be agreed, established by the arbitrators, and (ii) such discovery as would be permitted by the Federal Rules of Civil Procedure and is approved by the arbitrators, keeping in mind the goal of an expedited and efficient proceeding.

(e) Procedural Rules; Statute of Limitations. The arbitration shall be governed by the procedural and substantive law set forth in Section 10.3. The statute of limitations of the State of New York applicable to the commencement of a lawsuit shall apply to the commencement of arbitration under this Article 10; provided that such statute of limitations shall be tolled with respect to the subject matter of any Dispute upon delivery of a Party’s written request under Section 10.1 relating to such Dispute; provided, further, that if the senior executives are unable to resolve such Dispute within the [**] day period specified in Section 10.1, the Parties agree to file the notice of arbitration within [**] days thereafter.

(f) Costs. Each Party shall bear its own costs and expenses and attorneys’ fees in the arbitration, except that the arbitrators may order the non-prevailing Party to bear all or an appropriate part (reflective of the relative success on the issues) of the costs and expenses and reasonable attorneys’ fees incurred by the prevailing Party based on the relative merits of each Party’s positions on the issues in the Dispute. The Party that substantially prevails in the arbitration proceeding shall be paid the arbitrators’ fees and expenses and any administrative fees of arbitration.

(g) Award. Any award rendered by the arbitrators shall be final and binding on the Parties, and shall be governed by the terms and conditions hereof, including the limitation on damages set forth in Section 8.5. Any award to be paid by one Party to the other Party as determined by the arbitrators and any costs incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Party resisting enforcement. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Article 10, judgment may be entered upon the final award in any court of competent jurisdiction, including any court of competent jurisdiction in the United States or in Japan.

(h) Confidentiality. All proceedings and decisions of the arbitrator shall be deemed Confidential Information of each of the Parties, and shall be subject to Article 7. Except as required by applicable law, neither Party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrators without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

(i) Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

10.3 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

10.4 Injunctive Relief; Remedy for Breach of Exclusivity. Nothing in this Article 10 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Article 6 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy. For the avoidance of doubt, nothing in this Section 10.4 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 9.2.

10.5 Patent Disputes. Notwithstanding Section 10.2, any Dispute relating to the scope, validity, enforceability or infringement of any Patents shall be submitted to a court of competent jurisdiction in the country in which such Patent rights were granted or arose.

ARTICLE 11

MISCELLANEOUS

11.1 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries which may be imposed upon or related to AVEO or Ophthotech from time to time. Each Party agrees that it shall not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity.

11.2 Entire Agreement; Amendment. This Agreement (including the Exhibits hereto), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties (including that certain Confidential Disclosure Agreement between the Parties effective February 18, 2014). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.3 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party to the other are and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(52) of the U.S. Bankruptcy Code. Each Party agrees that the other Party, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. Without limiting the foregoing, the Parties further agree that if a bankruptcy proceeding is commenced by or against one Party (the “Debtor”) then, in the event the Debtor rejects this Agreement pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law and the other Party elects to retain its rights hereunder pursuant to Section 365(n) of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property. The Parties further agree, without limiting the foregoing, that unless and until the Debtor rejects this Agreement pursuant to applicable law, the Debtor shall perform all of its obligations hereunder or immediately provide to the other Party a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in the other Party’s possession; provided, however, that upon assumption of this Agreement by the Debtor pursuant to Section 365 of the U.S. Bankruptcy Code or otherwise applicable law, the other Party shall promptly return all such tangible materials, intellectual property and embodiments thereof that have been provided to it solely as a result of this Section 11.3.

11.4 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “Force Majeure” means conditions beyond a Party’s reasonable control or ability to plan for, including acts of God, war, terrorism, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, and destruction of production facilities or materials by fire, earthquake, storm or like catastrophe; provided, however, the payment of invoices due and owing hereunder shall not be excused by reason of a Force Majeure affecting the payor.

11.5 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Ophthotech:

Ophthotech Corporation

One Penn Plaza, 19th Floor

New York, New York 10119

Attention: Chief Executive Officer

Copy to: General Counsel

Facsimile: (212) 845-8250

with a required copy to:

WilmerHale

60 State Street

Boston, Massachusetts 02109

Attention: Steven D. Barrett, Esq.

Facsimile: (617) 526-5000

In the case of AVEO:

AVEO Pharmaceuticals, Inc.

650 East Kendall Street

Cambridge, Massachusetts 02142

Attention: Chief Executive Officer

Copy to: General Counsel

Facsimile: (617) 995-4995

with a required copy to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention: Gerald E. Quirk, Esq.

Facsimile: (617) 248-4000

11.6 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

11.7 Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause, or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refers to such laws as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, and (e) the word “or” has the inclusive meaning represented by the phrase “and/or”, (f) the words “date hereof” refers to the Effective Date, (g) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (g) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

11.8 Ambiguities. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

11.9 Assignment. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that any Party may, without such consent, assign this Agreement (a) to any of its respective Affiliates; provided that such Party shall remain primarily liable for all obligations so assigned, or (b) in connection with a sale or transfer of all or substantially all of such Party’s business or assets relating to the subject matter of this Agreement (whether by merger, sale of assets, sale of stock or otherwise) (an “M&A Event”). Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party in connection with an M&A Event, such assignment shall not provide the non-assigning Party with rights or access to intellectual property or technology of the acquirer of the business or assets of the assigning Party. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.9 shall be null and void.

11.10 Performance by Affiliates. Each Party acknowledges that obligations under this Agreement may be performed by Affiliates of the other Party, and each Party hereby guarantees performance of this Agreement by its Affiliates.

11.11 Independent Contractors. It is expressly agreed that AVEO and Ophthotech shall be independent contractors and that the relationship between them shall not constitute a partnership, joint venture or agency. Neither AVEO nor Ophthotech shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party to do so.

11.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signature pages may be exchanged electronically in portable document format (.pdf) form.

11.13 Severability. If any provision of this Agreement is held to be invalid or unenforceable in the alternative dispute resolution proceedings specified in Article 10 from which no court appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

11.14 Headings. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

11.15 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the subsequent enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time executed by an authorized officer of the waiving Party.

11.16 No Third Party Beneficiaries. Except as expressly set forth in this Agreement, no Third Party shall be deemed an intended third party beneficiary hereunder or have any right to enforce any obligation of this Agreement.

11.17 Costs. Each Party shall bear its own legal costs of and incidental to the preparation, negotiation and execution of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, Ophthotech and AVEO have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

OPHTHOTECH CORPORATION		AVEO PHARMACEUTICALS, INC.

By:	/s/ David R. Guyer	By:	/s/ Tuan Ha-Ngoc
Name:	David R. Guyer	Name:	Tuan Ha-Ngoc
Title:	Chief Executive Officer	Title:	President & Chief Executive Officer

[Signature Page to Research and Exclusive Option Agreement]

EXHIBIT A

AVEO MATERIALS

Specification [tivozanib hydrochloride, Yonezawa Hamari Chemicals, Ltd.]

The specification for tivozanib hydrochloride drug substance is provided as set forth below:

Test	Analytical Procedure	Acceptance Criteriai)
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]
ii)	The Assay results are determined on a weight (w/w) basis relative to the reference standard
iii)	The percent units for the specified impurities are on a w/w basis. The percent units for unspecified impurities is on a percent area basis.

The above specifications are intended for drug substance used in oral formulation.

EXHIBIT B

KHK MATTERS

1. [**].

[**].

3. Ensuring, as necessary, that Ophthotech shall have the right to further sublicense as Ophthotech deems necessary or desirable to develop, manufacture and commercialize products containing tivozanib outside the Excluded Territory and in the Field and to develop and manufacture such products in the Excluded Territory for commercialization outside the Excluded Territory and in the Field.

4. Modifying KHK’s rights to review and participate in regulatory filings and meetings with regulatory authorities.

5. Including a stand-by license from KHK to Ophthotech providing for continuing licenses to Ophthotech in the event that the KHK Agreement terminates for reasons other than Ophthotech’s breach of its obligations under the License Agreement.

EXHIBIT C

LICENSE AGREEMENT TERMS

It is understood and agreed that the foregoing provisions may be revised as a result of the negotiation of the KHK Agreement Amendment. The foregoing provisions may also be modified upon mutual agreement of the Parties.

“Licensed Product” will mean (a) any final formulation of the Compound for (i) ocular administration or (ii) upon subsequent written agreement of AVEO following a request by Ophthotech, oral administration, in each case either alone or in combination with one (1) or more therapeutically active substances.

FINANCIAL PROVISIONS

Development
Milestones:	The License Agreement will provide that, within [**] days of the achievement of each of the following development milestones with respect to the Licensed Product in the Field, Ophthotech will pay the following first-time actual achievement and one-time milestone payments for each indication in US dollars:

	Meeting efficacy and safety endpoints in the Phase 2 clinical trials designed to generate sufficient data to allow assessment of proof of concept and regulatory requirements to support the commencement of Phase 3 clinical trials		$10,000,000
	Marketing approval in US		$20,000,000
	Marketing approval in any of the U.K, France, Spain, Italy or Germany		$20,000,000

Sales Milestones:	The License Agreement will provide that, within [**] days of the achievement of each of the following one-time sales milestones with respect to the Licensed Product, Ophthotech will pay the following:

	Annual net sales exceed $[**]	$	[**]
	Annual net sales exceed $[**]	$	[**]

Royalties:	Ophthotech will pay a tiered royalty on worldwide annual net sales of any Licensed Product, as described below. The method of calculation, reporting, and auditing for net sales will be specified in the License Agreement.

	Portion of net sales ≤ [**]		[**]
	Portion of net sales [**]		[**]
	Portion of net sales [**]		[**]
	Portion of net sales [**]		[**]

The License Agreement will include terms to be negotiated by the Parties providing for adjustments to the royalties payable to AVEO for Licensed Products containing more than one active ingredients.

Third Party
License Fees:	The License Agreement will include a royalty offset clause to be negotiated by the Parties for amounts paid to Third Parties for license rights relating to Licensed Products.

AVEO will remain responsible for the payment of royalty obligations, if any, due to Third Parties relating to Licensed Technology existing as of the effective date of the License Agreement that is sublicensed to Ophthotech. All such payments will be made by AVEO in accordance with the terms of its license agreements.

Royalty Term:	To be negotiated.

Expiration of
Royalty Term:	Following the Royalty Term on a country-by-country basis, the licenses granted to Ophthotech with respect to the Licensed Technology and Compound will become fully paid-up, sub-licensable, royalty-free, transferable, perpetual and irrevocable licenses continuing beyond the term of the License Agreement.

OPERATIONAL TERMS

Development:	Ophthotech will use commercially reasonable efforts to conduct its activities for the development of the Compound in accordance with a written development plan (“Development Plan”). The Development Plan will be agreed upon by the parties and will be attached to the License Agreement, provided that the License Agreement shall include provisions permitting Ophthotech to reasonably update and amend the Development Plan throughout the course of its development activities. Ophthotech will be responsible for [**] of the development costs of the clinical studies and any pre-clinical work included in the Development Plan.

Regulatory:	Ophthotech will be solely responsible at its cost for obtaining all required permits or authorizations from regulatory authorities to conduct the clinical studies set out in the Development Plan for the development or commercialization of Licensed Product in the Field in the Option Period Research Territory and for using commercially reasonable efforts to obtain and maintain marketing authorizations and approvals for any Licensed Product in the Field in at least certain major countries of the Option Period Research Territory to be specified in the License Agreement.

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Commercialization:	Ophthotech and its affiliates, sublicensees and authorized agents will be solely responsible for using commercially reasonable efforts to commercialize Licensed Product in the Option Period Research Territory and in the Field, including manufacturing, marketing and sales activities, distribution, pricing and reimbursement, and booking sales. Ophthotech will own the results of any commercialization activities such as any trademarks related thereto.

Manufacturing:	Ophthotech will be responsible for supply of the Compound for activities conducted under the License Agreement, unless otherwise agreed by the parties.

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EXHIBIT D

OPTION PERIOD RESEARCH

[**]

EXHIBIT E

PRESS RELEASE AND FORM 8-K DISCLOSURE

Press Release

AVEO Enters into Research and Exclusive Option Agreement with Ophthotech for Tivozanib

(VEGF inhibitor) for the Treatment of Ocular Diseases

CAMBRIDGE, Mass.—NOV 11, 2014— AVEO Oncology (NASDAQ: AVEO) today announced that it has entered into a research and exclusive option agreement with Ophthotech Corporation, under which it has provided Ophthotech an exclusive license to investigate the potential of AVEO’s small molecule vascular endothelial growth factor (VEGF) tyrosine kinase inhibitor, tivozanib, outside of Asia for the potential treatment of non-oncologic diseases of the eye.

Under the terms of the agreement, Ophthotech is obligated to pay AVEO an upfront option fee of $500,000 to investigate tivozanib as a potential treatment for non-oncologic diseases of the eye. During the option term, if Ophthotech elects to continue development of the ocular formulation of tivozanib after its initial analysis, AVEO is eligible to receive up to $8 million in milestone payments based upon the achievement of specified research, development and business goals. Ophthotech has the exclusive option, exercisable at its sole discretion, to obtain additional development and commercialization rights to tivozanib and products containing tivozanib for non-oncologic eye indications in territories outside Asia, subject to certain conditions, including outcomes of a proof of concept clinical trial and the negotiation of a definitive license agreement.

If Ophthotech exercises its option, AVEO would receive an option exercise fee of $2 million and could also receive clinical and regulatory-based milestone payments, of up to $50 million, sales based milestone payments of up to $45 million and royalties on product sales. Ophthotech is responsible for all research and development activities and costs, and upon exercise of its option, further development and commercialization activities and costs for tivozanib ocular indications. A percentage of all upfront, milestone and royalty payments received by AVEO are due to Kyowa Hakko Kirin as a sublicensing fee.

“This agreement is another example of our execution against AVEO’s key strategic objective of advancing our pipeline assets through external resources and expertise,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO. “We believe the unique properties of tivozanib make it an ideal VEGF inhibitor for potential ocular use, and we are encouraged by Ophthotech’s interest in exploring this potential. This agreement could enable us to realize value for tivozanib in an indication outside of cancer, while retaining oncology rights for further development through additional potential partnerships.”

About AVEO

AVEO Oncology (NASDAQ:AVEO) is a biopharmaceutical company committed to discovering and developing targeted therapies designed to provide substantial impact in the lives of people with cancer by addressing unmet medical needs. AVEO’s proprietary Human Response Platform™ provides the company unique insights into cancer and related disease biology and is being leveraged in the discovery and clinical development of its therapeutic candidates. For more information, please visit the company’s website at www.aveooncology.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements of AVEO within the meaning of The Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “potential,” “could,” “should,” “seek,” or the negative of these terms or other similar expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about payments that may be received by AVEO under both the option agreement and any future license agreement with Ophthotech, the potential development of tivozanib in ocular diseases, the potential for AVEO to realize value for tivozanib in an indication outside of cancer and to further develop tivozanib in cancer indications through additional partnerships. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that AVEO makes due to a number of important factors, including risks relating to: Ophthotech’s ability and willingness to successfully develop tivozanib in non-oncologic diseases of the eye, including the risk that Ophthotech does not elect to exercise its option to enter into a license agreement with AVEO to further develop tivozanib in this indication; AVEO’s ability to execute on its business strategy and enter into and maintain new strategic partnerships and collaboration agreements; AVEO’s ability to successfully enroll and complete clinical trials and preclinical studies of its product candidates; AVEO’s ability to demonstrate to the satisfaction of the FDA, or equivalent foreign regulatory agencies, the safety, efficacy and clinically meaningful benefit of its product candidates; AVEO’s ability to achieve and maintain compliance with all regulatory requirements applicable to its product candidates; AVEO’s ability to obtain and maintain adequate protection for intellectual property rights relating to its product candidates and technologies; developments and expenses related to AVEO’s ongoing shareholder litigation and SEC inquiry; AVEO’s ability to raise the substantial additional funds required to achieve its goals; unplanned capital requirements; adverse general economic and industry conditions; competitive factors; and those risks discussed in the section titled “Risk Factors” included in AVEO’s most recent Quarterly Report on Form 10-Q and in its other filings with the SEC. The forward-looking statements in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause its views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. You should, therefore, not rely on these forward-looking statements as representing AVEO’s views as of any date subsequent to the date of this press release.

Company, Media and Investor Contact:

David Pitts, Argot Partners

(212) 600-1902

aveo@argotpartners.com

###

Form 8-K Disclosure

1.01 Entry into Definitive Material Agreement

On November 10, 2014 (the “Effective Date”), AVEO Pharmaceuticals, Inc., a Delaware corporation (“AVEO”), entered into a Research and Exclusive Option Agreement (the “Option Agreement”) with Ophthotech Corporation, a Delaware corporation (“Ophthotech”), pursuant to which

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AVEO has provided Ophthotech an exclusive option to enter into a definitive license agreement (the “Option”) under which AVEO would grant Ophthotech the right to develop and commercialize AVEO’s small molecule vascular endothelial growth factor tyrosine kinase inhibitor, tivozanib, outside of Asia for the potential diagnosis, prevention and treatment of non-oncologic diseases or conditions of the eye in humans.

AVEO has granted to Ophthotech an exclusive, royalty free license or sublicense, as applicable, under intellectual property rights controlled by AVEO solely to perform the research and development activities related to the use of tivozanib as set forth in the development plan during the Option Period (as defined below). These activities include formulation work for ocular administration, preclinical research and the conduct of a Phase 1/2a, proof of concept clinical trial of a product containing tivozanib in patients with wet age-related macular degeneration (the “POC Study”).

Ophthotech is required to pay AVEO a fee of $500,000 within ten days of the Effective Date in consideration for the grant of the Option. AVEO is obligated to make available to Ophthotech, at no cost to Ophthotech, certain quantities of tivozanib hydrochloride including manufacturing additional quantities of tivozanib in the event stability data indicates that the current supply will expire prior to the end of February 2017.

During the Option Period, if Ophthotech elects to continue the development of tivozanib for non-oncologic diseases of the eye, AVEO is entitled to receive $2 million upon acceptance of the first Investigational New Drug application for the purpose of conducting a human clinical study of tivozanib in ocular diseases (the “IND Submission Milestone Payment”). AVEO is also entitled to receive $6 million (the “Clinical Efficacy Milestone Payment”) on the earlier of (a) December 31, 2016 and (b) the later to occur of: (i) the achievement of a clinical milestone in the POC Study (the “Clinical Efficacy Milestone”) and (ii) the earlier of (A) the date twelve (12) months after the Parties’ agreement as to the form and substance of the KHK Amendment (as defined below) or (B) the date ninety (90) days after the entry into the KHK Amendment, subject to Ophthotech’s right to terminate the Option Agreement on 90 days’ written notice (the date on which such payment is due, the “Clinical Efficacy Milestone Payment Trigger Date”).

Ophthotech may exercise the Option at any time until the latest to occur of: (i) twelve (12) months after the achievement of the Clinical Efficacy Milestone, (ii) ninety (90) days after the Clinical Efficacy Milestone Payment Trigger Date, and (iii) thirty (30) days after AVEO and Ophthotech agree as to the definitive form of license agreement (the “Option Period”).

During the Option Period, AVEO will not grant a license to any third party that would preclude AVEO from being able to grant to Ophthotech the rights and licenses that are contemplated by the definitive license agreement, and AVEO will not engage in any research, development or commercialization of tivozanib in the field covered by the contemplated definitive license agreement, except as specified in the Option Agreement.

The terms of the Option Agreement are subject to AVEO’s obligations to Kyowa Hakko Kirin (“KHK”) under a license agreement entered into by AVEO with KHK in 2006, pursuant to which AVEO acquired exclusive rights to develop and commercialize tivozanib for all human diseases outside of Asia (the “KHK License Agreement”). A percentage of all payments received by AVEO under the Option Agreement and any definitive license agreement must be paid to KHK. AVEO is required to maintain the KHK Agreement in effect, and not enter into any amendment or termination thereof that would adversely affect Opthotech’s rights, during the Option Period.

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During the Option Period, AVEO and Ophthotech are obligated to negotiate in good faith the form and substance of a definitive license agreement, as well as the form and substance of an amendment to the KHK License Agreement (the “KHK Amendment”), to modify certain rights and obligations of the parties and sublicensees thereunder, particularly with respect to rights to improvements that are not specifically related to tivozanib, and regulatory affairs matters.

Upon exercise of the Option, Ophthotech is required to pay AVEO a fee of $2 million in addition to the IND Submission Milestone Payment if such payment has not then been previously paid. If upon exercise of the Option, the Clinical Efficacy Milestone Payment Trigger Date has not yet occurred, AVEO shall be entitled to the Clinical Efficacy Milestone Payment at such time that the Clinical Efficacy Milestone Payment Date does occur if the license agreement remains in effect as of such date. The license agreement, if entered into upon Ophthotech’s exercise of the Option, will provide for AVEO to be entitled to receive (i) $10 million upon meeting certain efficacy and safety endpoints in phase 2 clinical trials that would enable the commencement of a phase 3 clinical trial, (ii) $20 million upon marketing approval in the United States, (iii) $20 million upon marketing approval in the UK, Germany, Spain, Italy and France and (iv) up to $45 million in sales-based milestone payments. Ophthotech would also be required to pay tiered, double digit royalties, up to the mid-teens, on net sales of tivozanib or products containing tivozanib.

Either party may terminate the Option Agreement in the event of an uncured material breach of the Option Agreement by the other party which remains uncured for a period of ninety (90) days (or thirty (30) days for a breach relating to non-payment), or upon bankruptcy or like proceedings relating to the other party. Ophthotech may terminate the Option Agreement at any time upon ninety (90) days’ prior written notice to AVEO. In addition, AVEO may terminate the Option Agreement upon thirty (30) days’ prior written notice to Ophthotech if Ophthotech challenges certain patents controlled by AVEO related to tivozanib. Unless terminated as provided above, the Option Agreement will expire upon the expiration of the Option Period or the entry into the definitive license agreement.

The foregoing summary of the Option Agreement does not purport to be complete and is qualified in its entirety by the full text of the Option Agreement, which AVEO intends to file as an exhibit to its future filings with the Securities and Exchange Commission.

8.01 Other Events

On November 10, 2014, AVEO issued a press release announcing its entry into the Option Agreement described in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

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